Exhibit 5.1

July 13, 2026

Nexentis Technologies Inc.

Pinhas Sapir St. 3, Kiryat HaMada

Ness Ziona, Israel

Re: Nexentis Technologies Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for Nexentis Technologies Inc., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1, including the prospectus constituting a part thereof (as may be amended, the “Registration Statement”), being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale under the Registration Statement by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement of an aggregate of 2,572,874 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) as follows: (i) 311,876 shares of Common Stock (the “First PIPE Shares”) issuable upon the exercise of outstanding warrants (the “First PIPE Warrants”) issued in a concurrent private placement conducted together with a registered direct offering which closed on June 15, 2026, (ii) 410,998 shares of Common Stock (the “Second PIPE Shares”) issuable upon the exercise of outstanding warrants (the “Second PIPE Warrants”) issued in a concurrent private placement conducted together with a registered direct offering which closed on June 23, 2026, and (iii) 1,850,000 shares of Common Stock (the “Facility Shares”, and together with the First PIPE Shares and the Second PIPE Shares, the “Warrant Shares”) issuable upon the exercise of a warrant (the “Facility Warrant”, and together with the First PIPE Warrants and the Second PIPE Warrants, the Warrants”). The First PIPE Warrants were issued pursuant to a Securities Purchase Agreement, dated June 12, 2026, by and among the Company and the purchasers named therein (the “First Securities Purchase Agreement”), the Second PIPE Warrants were issued pursuant to a Securities Purchase Agreement, dated June 22, 2026, by and among the Company and the purchasers named therein (the “Second Securities Purchase Agreement”) and the Facility Warrant was issued pursuant to a facility agreement dated October 1, 2024, as amended on May 27, 2026 (the “Facility Agreement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following (collectively, the “Documents”):

1.	the Registration Statement and all exhibits thereto;

2.	the Company’s Articles of Incorporation and Bylaws, as currently in effect;

3.	certain resolutions of the board of directors of the Company relating to the issuance of the Warrants;

4.	the First Securities Purchase Agreement;

5.	the Second Securities Purchase Agreement;

6.	the Facility Agreement;

7.	the Warrants; and

8.	such other documents and records and other certificates and instruments and matters of law as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

Greenberg Traurig, | P.A. Attorneys at Law
Azrieli Center, Round Tower | 132 Menachem Begin Road, 30th Floor | Tel Aviv, Israel 6701101 | T +1 +972 (0) 3 636 6000 | F +1 +972 (0) 3 636 6010
www.gtlaw.com

In rendering the opinions set forth below, we have assumed: (i) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents; (ii) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent and authorized to do so; (iii) each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory; and (iv) the obligations of each party set forth therein are legal, valid and binding obligations of such party and are enforceable against such party in accordance with all stated terms.

As to matters of fact, we have relied upon the Documents and, solely to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company, without independently verifying the accuracy of such documents, records and instruments.

With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that remain available for issuance. Further, we have assumed the exercise price of the Warrants will not be adjusted to an amount below the par value per share of the Common Stock.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that the Shares have been duly authorized by the Company and are validly issued, fully paid and nonassessable, and that the Warrant Shares have been duly authorized, and when a Warrant is exercised by a Selling Stockholder pursuant to the terms thereof, including payment of the exercise price as provided for in the Warrant, the Warrant Shares issuable at that time by the Company to such Selling Stockholder will be validly issued, fully paid and non-assessable.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We do not express any opinion herein concerning any law other than the corporation laws of the State of Nevada and the federal law of the United States. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, | P.A. Attorneys at Law
Azrieli Center, Round Tower | 132 Menachem Begin Road, 30th Floor | Tel Aviv, Israel 6701101 | T +1 +972 (0) 3 636 6000 | F +1 +972 (0) 3 636 6010
www.gtlaw.com